UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KEARNY FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 20, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Kearny Financial Corp. to be held at the Crowne Plaza Hotel, located at 690 Route 46 East in Fairfield, New Jersey on Thursday, October 31, 2013 at 10:00 a.m., Eastern Time. The attached notice and proxy statement describe the formal business to be transacted at the meeting.

This year, we are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing shareholders a Notice of Internet Availability instead of a paper copy of this proxy statement and our 2013 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement and our 2013 Annual Report.

Whether or not you plan to attend the meeting, please sign, date and return your proxy card as quickly as possible. This will not prevent you from voting at the meeting in person, but will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and the officers and employees of Kearny Financial Corp. and its subsidiary, Kearny Federal Savings Bank, I would like to take this opportunity to thank our shareholders for their continued support of Kearny Financial Corp. We look forward to seeing you at the meeting.

Sincerely
/s/ Craig L. Montanaro
Craig L. Montanaro President and Chief Executive Officer

120 Passaic Avenue, Fairfield, NJ 07004
973-244-4500

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KEARNY FINANCIAL CORP.
120 Passaic Avenue
Fairfield, New Jersey 07004
(973) 244-4500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Kearny Financial Corp. (the “Company”) will be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 31, 2013 at 10:00 a.m., Eastern Time. The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	To elect three directors; and

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.

Such other business as may properly come before the Annual Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting, described in this Notice of Annual Meeting and the accompanying Proxy Statement, are in the best interest of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each of its nominees and a vote “FOR” the ratification of  BDO USA, LLP as independent auditors.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on September 6, 2013 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and return your proxy card promptly. You may revoke your proxy by filing a written revocation or a duly executed proxy bearing a later date with the Corporate Secretary. If you are present at the Annual Meeting, you may revoke your proxy and vote in person on each matter brought before the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please visit the website for the Crowne Plaza Hotel www.crowneplaza.com/fairfield or call the hotel at 1-973-227-9200.  However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Sharon Jones
Sharon Jones Corporate Secretary
Fairfield, New Jersey
September 20, 2013
Important Notice Regarding Internet
Availability of Proxy Materials
For the Shareholder Meeting to be
Held on October 31, 2013
The Proxy Statement and Annual Report to
Shareholders are available at
http://www.cfpproxy.com/5791

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KEARNY FINANCIAL CORP.
120 Passaic Avenue
Fairfield, New Jersey  07004

PROXY STATEMENT
FOR THE
2013 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

This Proxy Statement is being furnished to the shareholders of Kearny Financial Corp. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at the 2013 Annual Meeting of Shareholders, to be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 31, 2013 at 10:00 a.m., Eastern Time (the “Annual Meeting”). This Proxy Statement and the proxy card are first being made available to shareholders on or about September 20, 2013.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $.10 par value (the “Common Stock”), as of the close of business on September 6, 2013 (the “Record Date”). If your shares are held by a broker or other intermediary, you can only vote your shares in person at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). As of the Record Date, a total of 66,423,740 shares of Common Stock were outstanding, of which 50,916,250 shares were held by Kearny MHC.

Voting by Proxy

The Board of Directors is providing this Proxy Statement for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the Proxy Card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the Proxy Card. If you sign, date and return the Proxy Card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of its nominees for director and a vote “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the 2014 fiscal year.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Proxy Card will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Proxy Card on the new Annual Meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Company’s Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself revoke your proxy.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement. If you wish to change your voting instructions after you have returned a voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Internet Access to Proxy Materials

Copies of this Proxy Statement and the 2013 Annual Report to Shareholders are available on the Internet at http://www.cfpproxy.com/5791.  Shareholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Shareholders of record can make this election by calling toll free to 1-800-951-2405 or sending an e-mail to fulfillment@rtco.com.  If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

Participants in the Kearny Federal Savings Bank Employee Stock Ownership Plan and Employees’ Savings and Profit Sharing Plan

If you are a participant in the Kearny Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or hold Common Stock through the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive a voting instruction form from each plan that reflects all shares you may vote under these plans. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees  as directed by the ESOP Committee consisting of the outside directors of the Board. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will vote all shares for which it does not receive timely instructions from participants at the direction of the Company’s Board of Directors or the Plan Committee of the Board. The deadline for returning your voting instruction form to the trustees of the ESOP and 401(k) Plan is October 25, 2013.

Vote Required

The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote in favor of all nominees except nominees you specify as to which you withhold your vote. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of BDO USA, LLP as independent auditors for the 2014 fiscal year, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast on the proposal and therefore will have no effect on the outcome of the voting on this proposal.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

The following table sets forth, as of the Record Date, certain information as to those persons who were known to be the beneficial owners of more than five percent (5%) of the Company’s outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding (2)

Kearny MHC 120 Passaic Avenue Fairfield, New Jersey 07004	50,916,250	76.65%

All directors and executive officers as a group (15 persons)	3,697,039 (3)	5.38%
_______________
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if he or she has or shares voting or investment power with respect to such shares or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named persons or group exercise sole voting and investment power over the shares of the Common Stock.

(2)
In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group have the right to acquire through the exercise of options or otherwise within 60 days of the Record Date.

(3)
Includes 2,247,585 shares which directors and executive officers have the right to acquire pursuant to options issued under the 2005 Stock Compensation and Incentive Plan, 84,854 shares held in the accounts of executive officers in the 401(k) Plan, and 110,129 shares allocated to the accounts of executive officers in the ESOP.  Excludes 763,404 shares held by the ESOP which have not been allocated to participant accounts. The non-employee directors of the Bank serve as the ESOP trustees and vote such shares as directed by the ESOP Committee, subject to such trustees’ fiduciary duties.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible.  Each class serves for a three-year period, with approximately one-third of the directors standing for election each year. The Board of Directors currently consists of nine members. Three directors will be elected at the Annual Meeting to serve for a three-year term and until their successors have been elected and qualified.

John J. Mazur, Jr., Matthew T. McClane and John F. McGovern have been nominated by the Board of Directors for election to a three-year term to expire in 2016. Each of the nominees has consented to be named in the proxy statement and agreed to serve, if elected.  It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of Messrs.  John J. Mazur, Jr., Matthew T. McClane and John F. McGovern. If any of the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth for each nominee, continuing director and executive officer of the Company and the Bank: name, positions with the Company, age, year of first election or appointment, expiration of current term if a director, and beneficial ownership of the Common Stock as of the Record Date.

Name and Positions with Company	Age as of June 30, 2013	Year First Elected or Appointed(1)	Current Term to Expire	Number of Shares Beneficially Owned as of Record Date(2)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2016

John J. Mazur, Jr.	59	1996	2013	233,171(4)
Chairman of the Board, Director
Matthew T. McClane	76	1994	2013	199,118(4)
Director
John F. McGovern	52	1999	2013	253,875 (4)
Director

DIRECTORS CONTINUING IN OFFICE

Theodore J. Aanensen	68	1986	2014	209,154 (4)
Director
Joseph P. Mazza	69	1993	2014	242,616 (4)
Director
John F. Regan	68	1999	2014	217,631 (4)
Director
Craig L. Montanaro	47	2010	2015	266,760 (3)
President and Chief Executive Officer, Director
Leopold W. Montanaro	73	2003	2015	262,116 (4)
Director
John N. Hopkins	66	2002	2015	907,422 (5)
Director
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

William C. Ledgerwood	60	2002	N/A	238,632 (3)
Executive Vice President, Chief Operating Officer
Eric B. Heyer	51	2010	N/A	30,292 (6)
Senior Vice President, Chief Financial Officer
Sharon Jones	59	2002	N/A	223,295 (3)
Senior Vice President, Corporate Secretary
Patrick M. Joyce	48	2002	N/A	175,892 (3)
Senior Vice President, Chief Lending Officer
Erika K. Parisi	48	2002	N/A	234,605 (3)
Senior Vice President, Branch Administrator
Khanh B. Vuong	51	2013	N/A	2,460
Senior Vice President, Chief Risk Officer
and Chief Investment Officer
(footnotes on next page)

(1)
Refers to the year the individual first became a director or executive officer of either the Company or the Bank. All current directors, except John N. Hopkins, Leopold W. Montanaro and Craig L. Montanaro who joined the Board in 2002, 2003 and 2010, respectively, became directors of the Company on its incorporation in 2001.

(2)
Beneficial ownership includes shares of common stock held directly as well as shares held by spouses or minor children, in trust, and other indirect beneficial ownership. Each director and executive officer, with the exception of Director John N. Hopkins who beneficially owns 1.35% of shares outstanding, beneficially owned less than 1.0% of shares outstanding.

(3)	Includes 140,000 shares which may be acquired pursuant to the exercise of options.
(4)	Includes 133,655 shares which may be acquired pursuant to the exercise of options.
(5)	Includes 600,000 shares which may be acquired pursuant to the exercise of options.
(6)	Includes 12,000 shares which may be acquired pursuant to the exercise of options.

Business Experience and Qualifications of Directors

The Board believes that the many years of service that our directors have had with the Company and the Bank or with other financial institutions is one of the directors’ most important qualifications for service on the Board.  This service has given them extensive knowledge of the banking business and the Company.  Furthermore, their service on Board committees, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of the Bank by our executive officers.  Service on the Board by the Chief Executive Officer (the “CEO”) is critical to aiding the outside directors to understand the crucial and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company beginning in 2013.

John J. Mazur, Jr. is the sole owner and President/Chief Executive Officer of Elegant Desserts, a wholesale bakery located in Lyndhurst, New Jersey, that sells gourmet cakes locally and nationally. A 1976 graduate of Villanova University, he opened this business in 1994. From 1976 to 2003, he was also a partner and general manager of Mazur’s Bakery, in Lyndhurst, New Jersey, a family owned business that operated from 1936 until 2003 when it was sold. He became Chairman of the Board of Directors of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank in January 2004.  Mr. Mazur is a resident of New Jersey and serves on the Board of the Meadowlands Chamber of Commerce as well as serving as Chairman of the Council of Regents for Felician College.  Mr. Mazur brings strong marketing and sales skills to the Board as well as a wide range of experience in business management and employee relations.

Matthew T. McClane  retired in 2002 as President and Chief Executive Officer of Kearny Federal Savings Bank after serving in that position since 1994 and as President and Chief Executive Officer of Kearny MHC and Kearny Financial Corp. after serving in those positions since 2001.  After graduating from St. Peter’s College and serving in the U.S. Army Reserves, he began his career with Kearny Federal Savings Bank in December of 1967.  His many years of service included a wide range of responsibility for operations and human resources at the Bank, which together with his past duties as Chief Executive Officer of the Company and the Bank bring a special insight and knowledge of personnel challenges along with financial, economic and regulatory challenges the Company faces. This acute insight and knowledge makes him well suited to educating the Board on these matters. He currently serves on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp. and remains active in the community as a member, past President and current Secretary of the Optimist Club of Kearny, New Jersey.

John F. McGovern has worked as a self-employed Certified Public Accountant (CPA) and Certified Financial Planner (CFP) since 1984 and holds the designation of Personal Financial Specialist (PFS) from the American Institute of Certified Public Accountants. Since 2001, he has been a federally registered investment advisor. Mr. McGovern is also the owner of McGovern Monuments, Inc. a monument sales and lettering company located in North Arlington, New Jersey that has been family owned and operated since 1924. He currently serves on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp. Mr. McGovern, as a CPA/PFS and CFP, has strong risk assessment, financial reporting and internal control expertise as well as extensive knowledge of accounting and regulatory issues.  He has the qualifications to be designated as an audit committee financial expert under the Securities and Exchange Commission rules and regulations. Through his considerable experience as a CPA/PFS and CFP, Mr. McGovern provides an essential understanding of public accounting and financial matters to the Board. As a resident of New Jersey, he is involved in local and community organizations including the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Theodore J. Aanensen is an owner and President of Aanensen’s, a luxury home remodeling and custom cabinetry company established in Kearny in 1951. A graduate of Upsala College in 1966, he has been President of Aanensen’s since 1982. He served as Chairman of the Board of Kearny Federal Savings Bank from January 19, 2000 through January 18, 2004 and as Chairman of the Board of Kearny Financial Corp. and Kearny MHC from March 30, 2001 through January 18, 2004. He currently serves on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp. With over 45 years of business experience, Mr. Aanensen has strong leadership, sales and customer assessment skills.  Mr. Aanensen has developed a broad understanding of the banking industry based on his service on the Board of Directors since 1986, strengthening the Board’s collective knowledge of the Company’s business and the policies and practices of the Board as its governing body.

Joseph P. Mazza has been the sole owner of a dental practice in Rutherford, New Jersey since 1971.  A graduate of Seton Hall University and the University of Pennsylvania, he currently serves on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp.  He also serves on the Board of Directors of the Rutherford Senior Citizens Center (55 Kip Center).  Dr. Mazza has been active in both professional and charitable organizations and has over 40 years of business experience. He served in the U.S. Army from 1969 to 1971, both in the U.S. and in Vietnam, and then continued to serve in the U.S. Army Reserves as a Lieutenant Colonel through 1993. Dr. Mazza brings strong leadership and business management skills along with valuable experience relating to governance and ethical issues to the Board.

John F. Regan, now retired, was the majority shareholder and President of two automobile sales and service companies, DeMassi Pontiac, Buick and GMC, located in Riverdale, New Jersey and Regan Pontiac, Buick and GMC, located in Long Island City, New York since 1995. Both companies closed in March of 2009 and in July of 2009, both companies filed for bankruptcy. He currently serves on the Board of Directors of Kearny Federal Savings Bank, Kearny MHC and Kearny Financial Corp. Mr. Regan is a resident of New Jersey and his involvement in our local community brings knowledge of the local economy and business opportunities for the Bank. Mr. Regan, while operating his automobile business developed solid leadership and business management skills as well as a depth of knowledge in the areas of operational efficiency and effectiveness which are a valuable asset to the Board.

Craig L. Montanaro was appointed President and Chief Executive Officer of Kearny Financial Corp. and Kearny Federal Savings Bank in April 2011.  Prior to that time, he had served as President and Chief Operating Officer since April 2010. He previously performed the duties of Senior Vice President and Director of Strategic Planning for Kearny Federal Savings Bank and Kearny Financial Corp. from 2005 to March 2010 and from 2003 to 2004 served as Vice President and Regional Branch Administrator.  He is a 1988 graduate of Syracuse University earning a Bachelor’s Degree in finance and marketing and in 2000 received his MBA from Fairfield University. He also received a Graduate Degree in banking from the National School of Banking at Fairfield University.  Mr. Montanaro, formerly employed by West Essex Bank as Senior Vice President and Chief Operating Officer, joined Kearny when that bank was acquired by Kearny Federal Savings Bank in 2003. West Essex Bank had employed him from 1988 until the completion of the merger with Kearny Federal Savings Bank. In addition to solid management and administrative skills, his knowledge and understanding of the financial, economic, social and regulatory environments make him a valuable asset to the Company, Bank and to the Board of Directors. Craig L. Montanaro is the son of Director Leopold W. Montanaro.

Leopold W. Montanaro is retired and was the Chairman, President and Chief Executive Officer of West Essex Bancorp, Inc. and West Essex Bank, located in Caldwell, New Jersey, until that bank was acquired by Kearny Financial Corp. on July 1, 2003. He was employed by West Essex Bank from 1972 until the completion of the merger with Kearny Federal Savings Bank. He serves as a director of Kearny Federal Savings Bank, Kearny Financial Corp. and Kearny MHC.  His past service as President of a financial institution, director on the Board of the Federal Home Loan Bank of New York, Chairman of the Board of Directors of the New Jersey Thrift and Bankers Association and his participation in our local community for 45 years brings special knowledge of the financial, economic and regulatory challenges the Company faces as well as knowledge of the local economy and business opportunities for the Bank.  He is the father of Craig L. Montanaro, President and Chief Executive Officer for Kearny Federal Savings Bank and Kearny Financial Corp.

John N. Hopkins retired March 31, 2011 as Chief Executive Officer of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank after serving in that position since March 31, 2010.  Prior to March 31, 2010, he served as President and Chief Executive Officer of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank, positions he had held since 2002 and had served the Bank as Executive Vice President from 1994 to 2002 and as Chief Financial Officer from 1994 to 1999. His career at the Bank began in 1975. Mr. Hopkins was elected to serve as a Director in 2002 and currently serves on the Boards of Directors of Kearny Federal Savings Bank, Kearny Financial Corp. and Kearny MHC. He is a graduate of Fairleigh Dickinson University. Active in professional and charitable organizations, he served on several committees of the New Jersey Bankers Association, the Board of Directors of TICIC, Inc.  a consortium that provides long-term financing for affordable and senior housing in New Jersey, Chairman of the Board of Trustees of Clara Maass Medical Center and Director Emeritus of the Rutherford Senior Citizens Center (55 Kip Center).  His many years of service in the operations of the Bank and his past duties as Chief Executive Officer of the Company and the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and makes him well suited to counseling the Board on these matters.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of the Company’s executive officers is set forth below.  Unless otherwise indicated, the executive officer has held his or her position for the past five years.

William C. Ledgerwood was appointed Executive Vice President and Chief Operating Officer in April 2011 and previously served as Executive Vice President and Chief Financial Officer since April 2010. He became Senior Vice President and Chief Financial Officer of Kearny Federal Savings Bank and Kearny Financial Corp. in December 2006. He served as Senior Vice President, Treasurer and Chief Accounting Officer of Kearny Federal Savings Bank and Kearny Financial Corp. from 2002 through 2006 and has been employed by the Bank since 1998.  He is a graduate of Bucknell University and the National School of Banking at Fairfield University.

Eric B. Heyer was appointed Senior Vice President and Chief Financial Officer effective April 1, 2011 after having served as First Vice President and Chief Accounting Officer of the Company since October 2009 and of Kearny Federal Savings Bank since July 2009.  Mr. Heyer had previously served as Senior Vice President, Treasurer and Chief Financial Officer of American Bancorp of New Jersey, Inc. from 1997 until its acquisition by Investors Bancorp in May 2009.

Sharon Jones is the Senior Vice President and Corporate Secretary of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank.  Appointed to the office of Corporate Secretary in 1994, she became a Vice President in 1997 and a Senior Vice President in 2002. Beginning her career at Kearny Federal Savings Bank in 1972 as a loan originator, she served as Assistant Vice President of Lending from 1982 to 1994 and also served as Director of Human Resources from 1994 to 2004.

Patrick M. Joyce became the Senior Vice President and Chief Lending Officer of Kearny Federal Savings Bank in 2002 and was previously Vice President of loan originations from 1999 to 2002. He was formerly employed by South Bergen Savings Bank as an Assistant Corporate Secretary and as a loan originator starting in 1989. He joined Kearny when South Bergen Savings Bank was acquired by Kearny Federal Savings Bank in 1999 and was employed by such bank from 1985 until the completion of the merger with Kearny Federal Savings Bank.

Erika K. Parisi has been the Senior Vice President and Branch Administrator of Kearny Federal Savings Bank since 2002 and was previously a Vice President and Branch Administrator from 1999 to 2002. She was formerly employed by South Bergen Savings Bank as a Vice President and Branch Administrator and joined Kearny when that bank was acquired by Kearny Federal Savings Bank in 1999. She had been employed by South Bergen Savings Bank from 1991 until the completion of the merger with Kearny Federal Savings Bank.

Khanh B. Vuong was appointed Senior Vice President, Chief Risk Officer and Chief Investment Officer in February 2013. Mr. Vuong, with over 25 years’ experience in diverse areas of banking, joined Kearny Federal Savings Bank in February 2011 in the capacity of Vice President of Enterprise Risk Management and in July of 2012 was promoted to the position of First Vice President and Chief Risk Officer before assuming the responsibilities of his current position. Prior to his employment with Kearny Federal Savings Bank, he served as a Vice President at A.M. Best Company from April 2004 until November 2010 managing the Bank Rating Group.  He is a 1983 graduate of New York University/College of Business Administration earning a B.S. in Marketing and Management and in 1985, he earned his M.B.A. in Finance from the Stern School of Business at New York University.

CORPORATE GOVERNANCE

Related Party Transactions

Since the beginning of the last fiscal year, no directors, officers or their immediate family members have had a direct or indirect material interest in any transactions in which the Company or any subsidiary was a participant involving an amount in excess of $120,000 (other than loans from the Bank).

The Bank makes loans to its officers, directors and employees in the ordinary course of business. Kearny Federal Savings Bank has adopted written policies governing these loans. In accordance with federal regulations, all such loans or extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.  All such loans are approved in advance by the Board of Directors with any interested director abstaining. Loans to insiders are monitored on a monthly basis to ensure continued compliance with the Bank’s lending policies.

Code of Ethics

Kearny Financial Corp. and Kearny Federal Savings Bank have adopted a Code of Ethics, available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com, which applies to all directors, officers and employees of the Company and the Bank. It is expected that all directors, officers and employees act, in all matters, in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Director Independence

The Board of Directors has determined that Directors Aanensen, Mazza, Regan, Mazur, McClane and McGovern are independent directors within the meaning of the listing standards of The Nasdaq Stock Market.  In making this determination, the Board of Directors considered various deposit and loan relationships and past employment relationships that the independent directors have with the Bank but determined that these relationships did not impair their independence.

Board Leadership Structure and Role in Risk Management

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  John J. Mazur, Jr. serves as Chairman of the Board of Directors.  Mr. Mazur is an independent director and does not serve in any executive capacity with the Company.  The Company’s Chief Executive Officer is Craig L. Montanaro.  Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business.  The Audit & Compliance Committee is primarily responsible for overseeing the Company’s risk management.  The Audit & Compliance Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit & Compliance Committee.

Operation of the Board of Directors

During the fiscal year ended June 30, 2013, the Boards of Directors of Kearny MHC, Kearny Financial Corp. and Kearny Federal Savings Bank held three, six and fourteen meetings, respectively. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended June 30, 2013.  The Board maintains an Audit & Compliance Committee, a Budget Committee, an Executive Committee, an Interest Rate Risk Management Committee, an Asset Quality Committee, an ERM Committee, a Nominating Committee and a Compensation Committee, as well as a Governance Committee, a Planning & Marketing Committee, an IT Committee and a Benefits Equalization Plan Administrative Committee. Also during the fiscal year ended June 30, 2013, all independent directors attended two executive sessions of Kearny Financial Corp.

Compensation Committee. This committee consists of Directors Aanensen (Chair), Mazur, Mazza and McClane.  Each member of the Compensation Committee is independent in accordance with the current listing standards of The Nasdaq Stock Market, including the enhanced independent requirements for compensation committee members of listed companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Board of Directors has adopted a written charter for the Compensation Committee which is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. The responsibilities of this committee include appraisal of the performance of officers, administration of management compensation plans and review of directors’ compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters. This committee meets as needed and met four times during the year ended June 30, 2013.

Audit & Compliance Committee. This committee consists of Directors McGovern (Chair), Mazur, Mazza and Regan.  Each member of the Audit & Compliance Committee is independent in accordance with the listing standards of The Nasdaq Stock Market, including those standards specifically applicable to audit committee members. The Board of Directors has determined that John F. McGovern is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.   This committee’s responsibilities include oversight of the internal audit and regulatory compliance activities and monitoring management and employee compliance with the Board’s audit policies and applicable laws and regulations. This committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors. The Board of Directors has adopted a written charter for the Audit & Compliance Committee, which governs its composition, responsibilities and operation. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. This committee meets monthly and also periodically with the internal auditor, the compliance officer and the external auditors and met twelve times during the year ended June 30, 2013.

Report of the Audit & Compliance Committee. For the fiscal year ended June 30, 2013, the Audit & Compliance Committee:  (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor, BDO USA, LLP, all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from BDO USA, LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit & Compliance Committee concerning independence and discussed with BDO USA, LLP its independence. Based on the foregoing review and discussions, the Audit & Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the Securities and Exchange Commission.

Audit & Compliance Committee:                   John F. McGovern (Chair),
  John J. Mazur, Jr., Joseph P. Mazza, John F. Regan

Nominating Committee. This committee consists of Directors Mazza (Chair), Aanensen and Regan and is responsible for the annual selection of nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. This committee operates under a written charter, which governs its composition, responsibilities and operations. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. The committee meets as needed and met one time during the year ended June 30, 2013.

The charter states that the Committee will seek nominees with excellent decision-making ability, business experience, personal integrity and a favorable reputation, who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.   The Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.  The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the individuals the Committee recommends to the Board for selection as the Board’s nominees. The Committee will evaluate persons recommended by directors or officers of the Company or the Bank and persons recommended by shareholders in the same manner.

To be considered in the Committee’s selection of individuals the Committee recommends to the Board for selection as the Board’s nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.

The Company’s Bylaws provide that any shareholder wishing to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must send written notice to the Secretary of the Company at least five days before the date of the annual meeting. The bylaws further provide that if a shareholder wishing to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place thirty days or more thereafter. Management believes that it is in the best interests of the Company and its shareholders to provide enough time for management to disclose to shareholders information about any competing slate of director nominations. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Advisory Votes on Executive Compensation.

At the 2011 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company's executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis (“CD&A”) and the proxy statement by more than 98% of the shares voting on the matter.  In addition, the shareholders approved an advisory vote recommending that such advisory vote be taken every three years by more than 91% of the shares voting on the matter.  The Company intends to follow this advisory vote on the three year frequency of such shareholder advisory votes.  The next advisory vote on executive compensation is scheduled to be taken in 2014.

General Policy

The objective of the Company’s executive compensation program is to offer competitive short-term and long-term compensation opportunities that will attract, motivate and retain qualified and talented executives who will help facilitate improved financial performance and earnings growth with a focus on enhancing long-term value for the Company’s shareholders. The Company’s executive compensation program is intended to align the interests of its executive officers with shareholders by rewarding performance measured against the approved annual corporate budget, and by rewarding strong executive leadership and superior individual performance. Compensation levels for executives are established after considering factors that include, but are not limited to, the financial performance of the Company and competitive labor market conditions. Furthermore, qualitative factors such as overall job performance, individual leadership, teamwork, and community involvement are considered in compensation deliberations.

Components of Compensation

In establishing and evaluating executive compensation, the Compensation Committee concentrates on several fundamental pay components: base salary, bonus compensation, retirement income opportunity and long-term wealth accumulation through equity based compensation.

Base Salary: Salary levels for senior executives and other officers are reviewed by the Compensation Committee on an annual basis. Salary levels reflect an individual’s job responsibilities, career experience and job performance and the Compensation Committee’s analysis of competitive marketplace conditions for similar positions.

Bonus Compensation: We seek to reward the achievement of the Company’s and the Bank’s business objectives by providing bonus compensation to those individuals who play an instrumental role in defining and then achieving or exceeding specific previously determined organizational business objectives of the Company. Although the Compensation Committee’s decisions are discretionary, the general factors that are used to determine bonuses are:  (1) the actual Company performance achieved as detailed in the annual operating budget; (2) an individual’s contribution to the Company’s and the Bank’s achievement of its goals as detailed in its business plan and the annual operating budget since the executive’s last evaluation; and (3) the individual’s demonstrated capacity to adapt to changing business needs. No specific weightings of these factors were used to calculate bonuses. The Compensation Committee reviews the corporate performance following the end of the planning year as measured against the corporate budget approved by the Board for such year. The aggregate bonus pool accrued during the 2012 fiscal year was equal to 5% of total employee base compensation.  While the Compensation Committee considers actual corporate performance compared against its corporate budget, aggregate bonus compensation and individual bonus awards are not directly tied to that measure.

Retirement Income Opportunity: Another component of the executive compensation strategy of the Company and the Bank is retirement income opportunity. Presently, such retirement income opportunity involves the Bank’s defined benefit pension plan and the Benefits Equalization Plan related to the defined benefit plan (each of which have been frozen as of July 1, 2007 so that future service or salary changes will not increase retirement benefits). The Bank also maintains a 401(k) Plan and the Bank’s Employee Stock Ownership Plan (“ESOP”) and related ESOP Benefits Equalization Plan. Such retirement income programs provide a significant inducement for long-term retention of high-performing executives.

Equity Based Compensation: The Company’s shareholders approved the Company’s Stock Compensation and Incentive Plan in 2005. Through this plan, senior executives and other officers may be awarded stock options and restricted stock awards that will offer them the possibility of future compensation opportunity depending on the executive’s continued employment with the Company and the Bank and the long-term price appreciation of the Company’s common stock. During the fiscal year, ended June 30, 2006, awards were made to the Company’s chief executive officer and other executive officers. A determination related to such award of stock options and restricted stock awards was made by the Compensation Committee after reviewing the Company’s other compensation programs for its executive officers and the stock compensation awards made by other financial institutions having completed a stock offering of at least $50 million within the prior three years.  Additional awards have been made from time to time to reflect job promotions or recruitment of newly hired executives.

The long-term value of these equity awards is reviewed annually by the Compensation Committee in conjunction with the value of the other components of compensation in order to evaluate the overall value of each compensation component to senior executive and other officers. Although the stock options previously awarded to the executive officers do not currently represent a significant component of the overall compensation program, at the time of grant it was anticipated that such options would provide a meaningful compensation opportunity in the longer term in conjunction with long-term increases in shareholder value as measured by anticipated future appreciation in the market value of the Company’s stock. Such equity awards were granted in an effort to provide the senior executives and other officers with long term performance and retention incentives consistent with the Company’s objective of enhancing long-term value for the Company’s shareholders.

Other Important Components of the Compensation Program: In addition to these components of the compensation program, the Company also maintains employment agreements, including change in control severance protection for the named executive officers, insurance programs and other benefit programs, and perquisites and other personal benefits, all consistent with industry practices in our market areas.  All of these components of the compensation program are intended to maintain a competitive compensation program necessary to reward our executive officers for achieving our corporate goals and objectives and to provide the necessary job security and protections so that they may focus on achieving improved financial performance for the Company and its shareholders and to permit us to recruit new professional staff from time to time as necessary. Compensation payable to the executive officers related to any change in control transaction of the Company is anticipated to be tax-deductible in accordance with Section 280G of the Internal Revenue Code.

Disclosure of Role of Compensation Consultants and Potential Conflicts of Interest Assessment

In October 2012, the Compensation Committee considered the engagement of ADP/Kenexa as a compensation consultant to the Committee to review certain matters, including developing compensation benchmarks for job positions organization-wide and developing incentive compensation programs for all executive and other positions throughout the organization.  Prior to such engagement, the Compensation Committee considered the independence of ADP/Kenexa in light of new SEC disclosure rules and the Nasdaq listing standards. The Compensation Committee requested and received a letter from ADP/Kenexa addressing the consulting firm's independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program for the Chief Executive Officer and the other executive officers. The Compensation Committee meets periodically throughout the fiscal year, including November of each year to determine annual salary adjustments, cash bonus and any equity awards for senior executive and other officers. The Company does not have a formal policy addressing each specific type of compensation. The Committee does consider a variety of factors as it evaluates compensation for each officer, including:

*	Overall company financial performance as compared to budget and prior year’s performance;
*	Bank regulatory compliance and examination results;
*	Bank performance metrics compared to other financial services companies in our market area, including return on assets, return on equity, level of non-performing loans and efficiency ratio;
*	The individual achievements of each officer in their respective areas of responsibility; and
*	The market competitiveness of the Company’s compensation and benefits programs applicable to its executive management.

The Compensation Committee does not assign a specific weight to any given factor, and no factor has more specific weight than another factor considered.  Annual salary increases are generally made in amounts deemed necessary to maintain the competitiveness of the salary structure. Absent a material increase in duties performed by an executive or a significant change in the economic or competitive environment, salaries are not increased materially from year to year.

Mr. Montanaro, serving as the CEO, met with the Compensation Committee to discuss the performance evaluations of each of the executive officers, excluding him, and presented his recommendations. Mr. Montanaro is not present for any discussion involving his personal compensation.

The Compensation Committee awards specific bonus amounts for each executive officer after reviewing the Company’s most recently completed fiscal year results and individual performance. The Company has never been required to materially adjust or restate its reported earnings, and it does not have a policy regarding the adjustment or recovery of bonuses in such an event.  Under the Dodd-Frank Act, a policy of recoupment of incentive compensation will be required for institutions above $1 billion in asset size.  The Company will be implementing such a recoupment policy in the future to comply with such requirements following issuance of final regulations by our Federal banking regulators.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of shareholders and has established the ESOP and the Company’s 2005 Stock Compensation and Incentive Plan to help facilitate this objective. Although each of the executive officers has a substantial personal investment in the Company’s Common Stock, the Board of Directors does not have any formal equity ownership requirements or guidelines for its executive officers or directors.

Committee Review of Executive Compensation

In making its recommendations regarding executive compensation at calendar year-end 2012, the Compensation Committee considered various factors, including the financial condition and performance of the Company compared to the Company’s operating budget, the current economic conditions and interest rate environment, and the executive officer’s efforts to generate revenues and implement cost reduction strategies. The Compensation Committee also considers the individual performance of the executive officers, attainment of strategic business initiatives and regulatory compliance. The Compensation Committee has considered the potential risks that the incentive compensation programs may expose the Company to, and the established policies, controls and procedures of the Company and the Bank that exist to protect against such risks to the Company (See “Compensation Risk Assessment”).

The Compensation Committee utilizes publicly available information to gather information related to compensation practices for executive officers of financial services companies in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.  The Committee’s review of such information includes an analysis of the compensation practices for executive officers of financial services companies with assets of between $1.0 billion and $5.0 billion located in New Jersey and in the adjacent states of New York and Pennsylvania within approximately 100 miles of Fairfield, New Jersey.  In November 2012, these companies consisted of BCB Bancorp, Inc., Beneficial Mutual Bancorp, Inc., Bryn Mawr Bank Corporation, Cape Bancorp, Inc., Center Bancorp, Inc., Clifton Savings Bancorp, Inc., Customers Bancorp, Inc., Dime Community Bancshares, Inc., ESSA Bancorp, Inc., First of Long Island Corporation, Flushing Financial Corporation, Fox Chase Bancorp, Inc., Hudson Valley Holding Corp., Intervest Bancshares Corporation, Lakeland Bancorp. Inc., Northfield Bancorp, Inc., Ocean Shore Holding Co., OceanFirst Financial Corp., Oritani Financial Corp, Peapack-Gladstone Financial Corporation, Provident New York Bancorp, Roma Financial Corporation, Sterling Bancorp, Suffolk Bancorp, Sun Bancorp, Inc. and Univest Corporation of Pennsylvania.

In November 2012, the Committee reviewed the total salary plus cash bonus payments received by the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Chief Lending Officer for the companies in this comparative group as reported in the summary compensation table of such companies as set forth in the most recent annual meeting proxy statements as filed with the Securities and Exchange Commission.  The Committee reviewed the reported compensation for the comparable group’s 25th percentile, median and 75th percentile with respect to total salary and total salary plus cash bonus paid by this group of companies for each executive position reviewed.  The Committee reviewed such data prior to making its salary and cash bonus decisions in late 2012 with respect to the executive officers included in the Summary Compensation Table.  The Company does not engage in any specific benchmarking of total compensation or specific elements of compensation to a predetermined peer group of companies when determining compensation levels for its executive officers. The comparison companies and the elements of compensation that are compared are reviewed annually and may change from year-to-year. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.

In June 2013, the Committee reviewed updated total salary and total salary plus cash bonus compensation received by the Chief Executive Officers, the Chief Operating Officers, the Chief Financial Officers and the Chief Lending Officers for the companies in this comparative group (which was revised by the deletion of Beneficial Mutual Bancorp, Inc. due to its asset growth) as reported in the summary compensation table of such companies.  The Committee reviewed updated compensation information with respect to the comparable group’s 25th percentile, median and 75th percentile with respect to total salary and total salary plus cash bonus paid by this group of companies for each executive position reviewed.  The Committee determined that the compensation decisions made in December 2012 were consistent with the updated market data available.

The Committee has not, in the past several years, retained any compensation experts or consultants to specifically advise the committee or formulate recommendations.  The Committee has access to the public disclosures of comparable companies and available trade compensation surveys through the Company’s internal resources and its business and legal advisors.  However, the Committee formulates its own compensation decisions based upon its review and analysis of such data, rather than relying on the analysis and recommendations of third-party consultants. In 2012, the Compensation Committee engaged ADP/Kenexa as a compensation consultant to the Committee to review certain matters, including developing compensation benchmarks for job positions organization-wide and developing incentive compensation programs for all executive and other positions throughout the organization.  It is anticipated that these programs will be implemented during the fiscal year ending June 30, 2014.

The Committee is responsible for conducting periodic reviews of the executive compensation of senior executives, including the Chief Executive Officer.  The Committee determines salary levels for senior executives and other officers and amounts of cash bonuses to be distributed to those individuals, if and as appropriate. Awards to senior management and key employees under the Company’s 2005 Stock Compensation and Incentive Plan are determined by the Compensation Committee.

The Compensation Committee met during November and December 2012 and reviewed the compensation of the senior officers, the Company’s operating performance, the competitive market competition data and determined to increase the base salaries of the named executive officers, other than the President and Chief Executive Officer, by 4% effective as of January 1, 2013.  The Compensation Committee also approved a bonus payment equal to 5% of base salary to each of the named executive officers.  Such cash bonuses awarded in December 2012 related to performance for the fiscal year ended June 30, 2012.

Compensation of the Chief Executive Officer

In assessing appropriate types and amounts of compensation for the CEO, the Board evaluates both corporate and individual performance. Individual factors include the CEO’s initiation and implementation of successful business strategies; maintenance of an effective management team and management succession planning; and various personal qualities, including leadership, commitment, and professional and community standing.

In November 2012 the Compensation Committee reviewed the Company’s fiscal year 2012 operating results, as well as the job performance of President and CEO, Craig Montanaro. The Compensation Committee believes that Mr. Montanaro has made significant contributions to the ongoing success of the Company and the Bank, including his vision and leadership efforts in terms of the transformation process that is still occurring at Kearny including the significant increase in commercial loan growth that has occurred, improvements in the Bank’s deposit products mix profitability, as well as asset quality improvements. The Compensation Committee also considered his leadership in efforts to control organizational cost while increasing revenues and profitability.  The Compensation Committee also considered his efforts with the Company and the Bank in establishing good working relationships with the organizations’ new banking regulators (the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency), and the significant regulatory compliance changes that the Company and the Bank have had to comply with over the last two years. Additionally, the Compensation Committee considered the median and 75th percentile base salary and total cash compensation paid to the CEO of the comparative peer group companies. The Compensation Committee determined to increase the base salary of Mr. Montanaro by $150,000 to a new annual salary of $450,000 as of January 1, 2013. In addition, it approved a bonus award of $15,000 (representing 5% of base salary) for the fiscal year 2012 performance.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and the three most highly paid executive officers listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants by the Company are intended to qualify as performance-based compensation.

The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation Committee’s practice is to structure compensation programs offered to the executive officers with a view to providing incentives necessary to attract, retain and reward its executive officers. In most instances, such compensation is anticipated to satisfy the requirements for tax-deductibility. The Committee may determine to authorize payments, all or part of which would be nondeductible for federal tax purposes. It is anticipated that all compensation earned for the fiscal year ended June 30, 2013 will be a deductible expense for tax purposes in accordance with Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:                   Theodore J. Aanensen (Chair),
       John J. Mazur, Jr., Joseph P. Mazza and Matthew T. McClane

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Aanensen, Mazur, Mazza and McClane.  Members of the Compensation Committee are non-employee directors of the Company and the Bank. No member of the Compensation Committee or any other director is, or was during fiscal year 2013, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. None of the executive officers of the Company is, or was during fiscal year 2013, a member of the board of directors or a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

COMPENSATION RISK ASSESSMENT

During the 2013 fiscal year, senior management has conducted an updated Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee.  This Compensation Risk Assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth for the past three fiscal years the total compensation of each person who served as the principal executive officer and the principal financial officer and the three other most highly compensated executive officers of the Company and the Bank during fiscal year 2013.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Earnings (2)	Compensation (3)	Total

Craig L. Montanaro	2013	$375,000	$15,000	$0	$0	$ ----------	$41,637	$431,637
President and	2012	300,000	15,000	0	0	31,000	50,294	396,294
Chief Executive Officer	2011	281,909	13,000	0	0	----------	43,098	338,007

William C. Ledgerwood	2013	$285,600	$13,530	$0	$0	$ ----------	$44,236	$343,366
Executive Vice President	2012	270,600	13,530	0	0	87,000	47,229	418,359
and Chief Operating Officer	2011	257,827	12,300	0	0	5,000	47,172	322,299

Patrick M. Joyce	2013	$263,466	$12,915	$0	$0	$ ----------	$31,301	$307,682
Senior Vice President and	2012	258,300	12,915	0	0	74,000	35,366	380,581
Chief Lending Officer	2011	251,914	12,300	0	0	----------	36,152	300,366

Eric B. Heyer	2013	$234,600	$11,500	$0	$0	$0	$24,721	$270,821
Senior Vice President and	2012	230,000	11,340	0	0	0	27,850	269,190
Chief Financial Officer	2011	214,858	10,350	76,200	152,400	0	6,213	460,021

Khanh B. Vuong	2013	$208,904	$25,000	$0	$0	$0	$13,609	$247,513
Senior Vice President and	2012	177,624	25,000	0	0	0	1,872	204,496
Chief Risk Officer and	2011	67,308	0	76,200	0	0	0	143,508
Chief Investment Officer

(footnotes on next page)

_________________
(1)
Based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.  For assumptions used in determining the grant date for value of the stock awards and options, see Note 15 of Notes to the Consolidated Financial Statements in the 2013 Annual Report to Shareholders.

(2)
Includes for each individual the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.  For fiscal year 2013 the changes in pension value for Messrs. Montanaro, Ledgerwood and Joyce were $(12,000), $(20,000) and $(29,000), respectively.

(3)	For fiscal year 2013, all other compensation included the following:

Name	401(k) Plan Employer Contribution	Bank Owned Life Insurance (Taxable)	Allocation of Shares Under the ESOP*	Long-Term Care Insurance Premium	Accrued Dividends on Unvested Stock Awards	Auto	Country Club Dues
Craig L. Montanaro	$0	$471	$25,989	$3,212	$0	$1,650	$10,315
William C. Ledgerwood	$7,287	$1,169	$24,030	$4,750	$0	$7,000	$0
Patrick M. Joyce	$5,082	$473	$23,054	$2,692	$0	$0	$0
Eric B. Heyer	$6,905	$563	$17,253	$0	$0	$0	$0
Khanh B. Vuong	$6,267	$0	$7,342	$0	$0	$0	$0

*
For Messrs. Montanaro, Ledgerwood and Joyce includes regular ESOP Compensation of $22,065, $22,471 and $22,471, respectively, and compensation under the related ESOP Benefits Equalization Plan of $3,924, $1,559 and $583, respectively.

Outstanding Equity Awards at Fiscal Year End. The following table provides information regarding options and restricted stock awards held by the named executive officers as of June 30, 2013.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(1)	Vested(2)
Craig L. Montanaro	140,000	0	$ 12.71	12/5/2015	0	$0
William C. Ledgerwood	140,000	0	$ 12.71	12/5/2015	0	$0
Patrick M. Joyce	140,000	0	$ 12.71	12/5/2015	0	$0
Eric B. Heyer	12,000	18,000	$ 10.16	04/1/2021	9,000	$94,410
Khanh B. Vuong	0	0	0	N/A	4,500	$47,205
________________
(1)	Mr. Heyer’s and Mr. Vuong’s awards were made on April 1, 2011 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.
(2)	Based upon the closing market price of the stock as of June 30, 2013.

Exercise of Options and Vesting of Stock Awards During the Last Fiscal Year. The following table sets forth information regarding the vesting of restricted stock awards to the named executive officers during the fiscal year ended June 30, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Craig L. Montanaro	0	0	0	$ 0
William C. Ledgerwood	0	0	0	$ 0
Patrick M. Joyce	0	0	0	$ 0
Eric B. Heyer	0	0	3,000	$30,240
Khanh B. Vuong	0	0	1,500	$15,120
_______________
(1)	Based on difference between market price of underlying Common Stock on the date of exercise and the exercise price of option.
(2)	Based upon the fair market value of the stock on the date of vesting, April 1, 2013.

Pension Benefits. The Bank is a participating employer in a multiple-employer pension plan sponsored by the Pentegra Defined Benefit Plan for Financial Institutions (the “Pension Plan”). All full-time employees of the Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon the earlier of completion of five years’ service or attainment of the normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Pension Plan provides for monthly payments to each participating employee at normal retirement age. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death. The annual benefit amount upon retirement at age 65 equals 2% of the participant’s highest five-year average salary times years of service. Benefits are payable in the form of a monthly retirement benefit and a death benefit or an alternative form that is actuarially equivalent. Effective July 1, 2007, the Bank “froze” all future enrollments and benefit accruals under its non-contributory defined benefit pension plan and related benefits equalization plan.

The following table provides information with respect to each defined benefit pension plan in which the named executive officers may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Craig L. Montanaro	Pension	4	$71,000	$0
William C. Ledgerwood	Pension	9	$358,000	$0
Patrick M. Joyce	Pension	8	$176,000	$0
Eric B. Heyer	Pension	0	$0	$0
Khanh B. Vuong	Pension	0	$0	$0

(1)
Assumes retirement at normal retirement age as defined in the Plan. Present value is calculated using assumptions set forth in Note 15 of Notes to Consolidated Financial Statements in the 2013 Annual Report to Shareholders.

Nonqualified Deferred Compensation. The Bank has implemented for its senior officers a Benefits Equalization Plan related to the ESOP. This plan constitutes a defined contribution plan providing for deferral of compensation on a non-tax-qualified basis. The purpose of this plan is to provide a benefit to senior officers of the Bank whose benefits under the ESOP are limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. For example, this plan provides participants with a benefit for any compensation that they may earn in excess of $255,000 (as indexed) comparable to the benefits earned by all participants under the ESOP for compensation earned below that level. The Bank may utilize a grantor trust in connection with this plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of the Bank’s general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan will be paid in a lump sum in the form of shares of the Common Stock to the extent permissible under applicable regulations, or in the alternative, benefits will be paid in cash based upon the value of such shares at the time that such benefit payments are made. The actual value of benefits under this plan and the annual financial reporting expense associated with this plan are calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the ESOP each year, the applicable limitations under the Internal Revenue Code that are subject to adjustment annually and the compensation of each participant at such time. Generally, benefits under the plan are taxable to each participant at the time of receipt of such payment, and the Bank will recognize a tax-deductible compensation expense at such time.

The following table sets forth information with respect to named executive officers with accumulated benefits under the Benefits Equalization Plan related to the ESOP:

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Gain/Loss in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Craig L. Montanaro ESOP BEP	$0	$3,345	$588	$0	$8,559
William C. Ledgerwood ESOP BEP	$0	$1,327	$233	$0	$3,384
Patrick M. Joyce ESOP BEP	$0	$ 482	$101	$0	$1,448

Employment Agreements. The Company and the Bank have entered into employment agreements with Craig L. Montanaro, pursuant to which his minimum base salary is currently $450,000.  The salary payable under Mr. Montanaro’s agreement with the Company, however, is reduced dollar-for-dollar for any salary payments made by the Bank. Mr. Montanaro’s employment agreements have a term of three years, and may be extended on or before each anniversary of the effective date upon determination of the Board of Directors that his performance has met the requirements and standards of the Board.  As of June 30, 2013, the term of Mr. Montanaro’s employment has been extended to June 30, 2016.  Pursuant to the terms of Mr. Montanaro’s employment agreement with the Bank, he is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of the Bank. Upon his termination of employment at any time on or after attainment of age 62 and until he becomes eligible for Medicare coverage, Mr. Montanaro is eligible to receive reimbursement for participation in medical coverage comparable to coverage under the Bank’s plan.

If the Bank terminates Mr. Montanaro without “cause” as defined in the agreement, he will be entitled to (i) a continuation of his salary from the date of termination through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. If Mr. Montanaro’s employment is terminated involuntarily without cause during the term of the agreement following a “change in control” of the Company or the Bank, as defined in the agreement, or without cause within twenty-four months following a change in control, he will be paid an amount equal to 2.999 times his five-year average annual taxable cash compensation in a lump sum and be entitled to continued medical and dental coverage for the remainder of the term. Mr. Montanaro will also be entitled to the foregoing change in control severance payment and benefits if he voluntarily terminates his employment within 120 days following certain events within 24 months following a change in control of the Company or the Bank. All amounts payable as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If a change in control payment had been made under Mr. Montanaro’s agreement as of June 30, 2013, the payment would have equaled approximately $1,181,281.

The Bank also entered into amended and restated employment agreements with Executive Vice President and Chief Operating Officer Ledgerwood providing for a current minimum base salary of $300,600, Senior Vice President and Chief Lending Officer Joyce providing for a current minimum base salary of $268,632 and Senior Vice President and Chief Financial Officer Eric B. Heyer providing for a current base salary of $239,200. These agreements each have a term of two years, and each provides for extension of the term on or before each anniversary of the effective date upon determination of the Board of Directors of the Bank that the officer’s performance has met its requirements and standards.  Pursuant to the terms of the employment agreements, each officer is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of the Bank. Upon termination of employment at any time on or after attainment of age 62, each of the officers and his or her dependent family is also permitted to continue to participate, at the Bank’s expense, in the group medical plan sponsored by the Bank until such time that the officer and his or her spouse become eligible for Medicare coverage. If terminated without cause, each of these officers will be entitled to (i) a continuation of his or her salary through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. As of June 30, 2013, the remaining term of the agreements for each of the other officers was approximately two years, so a continuation of salary through the end of the term would equal $601,200 for Mr. Ledgerwood, $537,264 for Mr. Joyce and $478,400 for Mr. Heyer if the officer were terminated without cause as of that date.  The value of the continuation of health, life disability and other benefits through the end of the term for each officer would equal approximately $70,975 based on the Bank’s current cost of providing those benefits.

If terminated involuntarily without cause during the term of the agreement following a “change in control” of the Company or the Bank, as defined in the agreement, or without cause within twenty-four months following a change in control, each of these officers will be paid an amount equal to 2.0 times his most recent total annual compensation paid to the officer or accrued by the Bank (including amounts attributable to salary, bonus, deferred compensation and retirement plans) with respect to the officer for the most recently completed calendar year ending on or prior to such date of termination of employment of such officer.  The sum shall be paid in one (1) lump sum not later than the date of such termination of service.  The officer and his dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees for a period of not less than 18 months following the date of the termination; provided that the officer shall pay to the Bank not less than monthly the corresponding COBRA continuation premiums in effect at such time for the Company or Bank.  Each of the officers will also be entitled to the foregoing change in control severance payment and benefits upon a voluntary termination of employment within 120 days following certain events within 24 months following a change in control of the Company or the Bank. All amounts payable to any of the officers as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If change in control payments had been made under these agreements as of June 30, 2013, Mr. Ledgerwood would have received a payment of approximately $614,730, Mr. Joyce would have received a payment of approximately $550,179 and Mr. Heyer would have received a payment of approximately $489,900.

Executive Life Insurance Agreements.  The Bank is party to Executive Life Insurance Agreements with each of the named executive officers pursuant to which the Bank has purchased life insurance policies on the named executive officers.  Under the agreements, the beneficiaries of the named executive officers are entitled to a death benefit paid by the insurer from the policy proceeds equal to two times the named executive officer’s highest annual base salary in effect during the three calendar years prior to death if the named executive officer dies while employed by the Bank or in effect during the  three calendar years prior to retirement if the named executive officer is retired at the time of death and meets certain age and service requirements.  The maximum death benefit, however, may not exceed $1.5 million.  In the event of a change in control of the Bank prior to the named executive officer’s death or retirement, the death benefit shall remain in effect regardless of whether the age and service requirements have been met.

Potential Payments Upon Resignation, Retirement or Termination. The table below reflects the amount of compensation payable to each of the named executive officers in accordance with each individual’s employment agreement and other benefit plans and agreements as discussed in the preceding sections in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of June 30, 2013, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to unvested stock options and stock awards are based on the fair market value of the Common Stock on June 30, 2013 of $10.49. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Name and Plan	Voluntary Resignation	Early Retirement (at age 62)	Normal Retirement (at age 65)	Termination w/o Cause No Change in Control	Termination w/o Cause With Change in Control	Death	Disability

Craig L. Montanaro
Salary	$0	$0	$0	$1,350,000	$1,181,281	$37,500	$1,035,000
Incentive/Bonus	0	0	0	15,000	0	0	15,000
Life Insurance	0	0	0	0	0	950,000	0
Total Cash Payments	0	0	0	1,365,000	1,181,281	987,500	1,050,000

Benefits
Medical/Vision	0	88,452	0	88,452	88,452	0	88,452
Dental	0	0	0	4,717	4,717	0	4,717
Life Insurance	0	498	166	498	0	0	498
LTD/LTC	0	0	0	12,426	0	0	12,426
Accident	0	0	0	792	0	0	792
ESOP BEP Benefits	8,559	8,559	8,559	8,559	8,559	8,559	8,559
Total Benefits	8,559	97,509	8,725	115,444	101,728	8,559	115,444

Total Cash & Benefits	8,559	97,509	8,725	1,480,444	1,283,009	996,059	1,165,444
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Stock Awards Acceleration	0	0	0	0	0	0	0
Total	$8,559	$97,509	$8,725	$1,480,444	$1,283,009	$996,059	$1,165,444

William C. Ledgerwood
Salary	$0	$0	$0	$601,200	$614,730	$25,050	$495,990
Incentive/Bonus	0	0	0	13,530	0	0	13,530
Life Insurance	0	0	0	0	0	651,200	0
Total Cash Payments	0	0	0	614,730	614,730	676,250	509,520

Benefits
Medical/Vision	0	61,375	0	40,916	40,916	0	40,916
Dental	0	0	0	3,145	3,145	0	3,145
Life Insurance	0	498	166	332	0	0	332
LTD/LTC	0	0	0	11,360	0	0	11,360
Accident	0	0	0	528	0	0	528
ESOP BEP Benefits	3,384	3,384	3,384	3,384	3,384	3,384	3,384
Total Benefits	3,384	65,257	3,550	59,665	47,445	3,384	59,665

Total Cash & Benefits	3,384	65,257	3,550	674,395	662,175	679,634	569,185
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Stock Awards Acceleration	0	0	0	0	0	0	0
Total	$3,384	$65,257	$3,550	$674,395	$662,175	$679,634	$569,185

Potential Payments Upon Resignation, Retirement or Termination (continued)

Name and Plan	Voluntary Resignation	Early Retirement (at age 62)	Normal Retirement (at age 65)	Termination w/o Cause No Change in Control	Termination w/o Cause With Change in Control	Death	Disability

Patrick M. Joyce
Salary	$0	$0	$0	$537,264	$550,179	$22,386	$443,242
Incentive/Bonus	0	0	0	12,915	0	0	12,915
Life Insurance	0	0	0	0	0	587,264	0
Total Cash Payments	0	0	0	550,179	550,179	609,650	456,157

Benefits
Medical/Vision	0	88,452	0	58,968	58,968	0	58,968
Dental	0	0	0	3,145	3,145	0	3,145
Life Insurance	0	498	166	332	0	0	332
LTD/LTC	0	0	0	7,049	0	0	7,049
Accident	0	0	0	528	0	0	528
ESOP BEP Benefits	1,448	1,448	1,448	1,448	1,448	1,448	1,448
Total Benefits	1,448	90,398	1,614	71,470	63,561	1,448	71,470

Total Cash & Benefits	1,448	90,398	1,614	621,649	613,740	611,098	527,627
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Stock Awards Acceleration	0	0	0	0	0	0	0
Total	$1,448	$90,398	$1,614	$621,649	$613,740	$611,098	$527,627

Eric B. Heyer
Salary	$0	$0	$0	$478,400	$489,900	$19,933	$394,680
Incentive/Bonus	0	0	0	11,500	0	0	11,500
Life Insurance	0	0	0	0	0	528,400	0
Total Cash Payments	0	0	0	489,900	489,900	548,333	406,180

Benefits
Medical/Vision	0	88,452	0	58,968	58,968	0	58,968
Dental	0	0	0	3,145	3,145	0	3,145
Life Insurance	0	498	166	332	0	0	332
LTD/LTC	0	0	0	1,483	0	0	1,483
Accident	0	0	0	506	0	0	506
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	88,950	166	64,434	62,113	0	64,434

Total Cash & Benefits	0	88,950	166	554,334	552,013	548,333	470,614
Value Unvested Options Acceleration	0	0	0	0	9,900	9,900	9,900
Value Unvested Stock Awards Acceleration	0	0	0	0	94,410	94,410	94,410
Total	$0	$88,950	$166	$554,334	$656,323	$652,643	$574,924

Potential Payments Upon Resignation, Retirement or Termination (continued)

Name and Plan	Voluntary Resignation	Early Retirement (at age 62)	Normal Retirement (at age 65)	Termination w/o Cause No Change in Control	Termination w/o Cause With Change in Control	Death	Diability

Khanh B. Vuong
Salary	$0	$0	$0	$0	$0	$0	$0
Incentive/Bonus	0	0	0	0	0	0	0
Life Insurance	0	0	0	0	0	500,500	0
Total Cash Payments	0	0	0	0	0	500,500	0

Benefits
Medical/Vision	0	0	0	0	0	0	0
Dental	0	0	0	0	0	0	0
Life Insurance	0	0	0	0	0	0	0
LTD/LTC	0	0	0	0	0	0	0
Accident	0	0	0	0	0	0	0
ESOP BEP Benefits	0	0	0	0	0	0	0
Total Benefits	0	0	0	0	0	0	0

Total Cash & Benefits	0	0	0	0	0	500,500	0
Value Unvested Options Acceleration	0	0	0	0	0	0	0
Value Unvested Stock Awards Acceleration	0	0	0	0	47,205	47,205	47,205
Total	$0	$0	$0	$0	$47,205	$547,705	$47,205

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the non-employee directors of the Company for the fiscal year ended June 30, 2013.

	Fees Earned
	or Paid	Change in	All Other
Name	in Cash	Pension Value(1)	Compensation(2)	Total(3)

John J. Mazur, Jr.	$101,760	$---------	$28,889	$130,649
Matthew T. McClane	$ 88,300	$---------	$26,536	$114,836
John F. McGovern	$ 94,000	$---------	$28,011	$122,011
Theodore J. Aanensen	$ 90,400	$---------	$20,358	$110,758
Joseph P. Mazza	$ 92,050	$---------	$20,803	$112,853
John F. Regan	$ 91,300	$---------	$11,477	$102,777
Leopold W. Montanaro	$ 87,950	$ 9,000	$17,568	$114,518
John N. Hopkins	$ 89,800	$---------	$25,461	$115,261
____________
(1)
For more information concerning the Directors Consultation and Retirement Plan, please see Note 15 of Notes to Consolidated Financial Statements in the 2013 Annual Report to Shareholders.  For fiscal year 2013 the change in pension value for Messrs. Mazur, McClane, McGovern, Aanensen, Mazza, Regan and Hopkins was $-0-, $(25,000), $(11,000), $(53,000), $(36,000), $(15,000) and $(4,000) respectively.

(footnotes continued on next page)

(2)	For fiscal year 2013, all other compensation included the following:

Name	Health Care and Dental Premiums	Long Term Care Premiums	Bank Owned Life Insurance*	Total All Other Compensation

John J. Mazur, Jr.	$23,505	$4,343	$ 1,041	$28,889
Matthew T. McClane	$10,912	$5,225	$10,399	$26,536
John F. McGovern	$27,416	$--0--	$ 595	$28,011
Theodore J. Aanensen	$10,912	$6,922	$ 2,524	$20,358
Joseph P. Mazza	$10,912	$7,102	$ 2,789	$20,803
John F. Regan	$ 5,387	$3,566	$ 2,524	$11,477
Leopold W. Montanaro	$10,912	$5,225	$ 1,431	$17,568
John N. Hopkins	$12,361	$6,220	$ 6,880	$25,461
____________
*
For each director, other than Mr. Hopkins and Mr. Montanaro, the Company maintains life insurance arrangements providing for a death benefit of $500,000.  Life insurance arrangements provide for a death benefit of $1,950,000 for Mr. Hopkins and $294,300 for Mr. Montanaro.

(3)
As of June 30, 2013, each non-employee director, other than Mr. Hopkins, held options to acquire 133,655 shares of Common Stock.  As of June 30, 2013, Mr. Hopkins held options to acquire 600,000 shares of common stock.

Board Fees.  Directors are paid a fee of $1,250 per Bank Board meeting attended, $600 per Company meeting attended and $600 per Kearny MHC meeting attended.  The Chairman receives a higher fee of $1,500, $720 and $720, for Bank, Company and MHC meetings, respectively.  Directors receive a fee for participation in special meetings of the Board of Directors. Participation in a special meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time constitutes presence in person for all purposes. Attendance in person is required in order to be paid for regularly scheduled board meetings.

Members of the Kearny Federal Savings Bank Executive Committee do not receive a fee for committee meetings.  Each member of the Kearny Federal Savings Bank Board of Directors is also a member of the Executive Committee.  Members of the Audit & Compliance Committee and the Chairman of this committee are paid $250 and $350, respectively, for each meeting attended.  Members of the Compensation Committee and the Chairman of this committee are paid $250 and $300, respectively, for each meeting attended.

Effective July 1, 2011 Directors also receive an annual retainer as follows: Directors are paid $46,400 for service on the Kearny Federal Savings Bank’s board, $9,000 for service on Kearny Financial Corp.’s board and $9,000 for service on Kearny MHC’s board. The Chairman receives an annual retainer of $49,280, $9,000, and $9,000 for service on the Bank, Company and MHC boards, respectively.  Directors who also serve as employees do not receive compensation as directors.  Directors also receive coverage under Company health, dental and long-term care insurance plans.

Directors Consultation and Retirement Plan. Kearny Financial Corp. maintains a Directors Consultation and Retirement Plan (the “DCRP”). The DCRP provides retirement benefits to the directors of Kearny Financial Corp., Kearny MHC and Kearny Federal Savings Bank based upon the number of years of service as a director. To be eligible to receive benefits under the DCRP, a director generally must have completed at least five years of service and must not retire from the board prior to reaching 60 years of age. If a director agrees to become a consulting director upon retirement, he will receive a monthly payment equal to 2.5% of the total retainer plus fees paid for attendance at regular and special meetings and meetings of the Executive Committee paid to him by Kearny Financial Corp., Kearny MHC and Kearny Federal Savings Bank during the 12-month period prior to the date of retirement multiplied by the number of years of service as a director, not to exceed 80% of board compensation. Benefits under the DCRP begin upon a director’s retirement and are paid for life; provided, however, that in the event of a director’s death prior to the receipt of 120 monthly payments, payments shall continue to the director’s surviving spouse or estate until 120 payments have been made. In the event there is a change in control (as defined in the DCRP), all directors will be presumed to be eligible to receive benefits under the DCRP and each director will receive a lump sum payment equal to the present value of future benefits payable. Benefits under the DCRP are unvested and forfeitable until retirement at or after age 60 with at least five years of service, termination of service following a change in control, disability following at least five years of service or death.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit & Compliance Committee of the Board of Directors of the Company has appointed BDO USA, LLP (“BDO”) as the Company’s independent auditor for the fiscal year ending June 30, 2014. This appointment is being submitted to the Company’s shareholders for ratification. BDO was the Company’s independent auditor for the fiscal year ended June 30, 2013. A representative of BDO is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

On July 3, 2013, the Company dismissed ParenteBeard LLC (“ParenteBeard”), as the Company’s auditors and, with the approval of the Audit &  Compliance Committee of the Company’s Board of Directors, on July 3, 2013, engaged BDO as its independent registered public accounting firm.

The reports of ParenteBeard on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and during the interim period from the end of the most recently completed fiscal year through the date of their dismissal, there were no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard would have caused it to make reference to such disagreement in its reports on the Company’s financial statements.

During the Company’s two most recently completed fiscal years and through the date of the Company’s engagement of BDO, the Company did not consult with BDO regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice was provided by BDO that was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues.

Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting. The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the 2014 fiscal year.

INFORMATION REGARDING INDEPENDENT AUDITOR

Principal Accounting Fees and Services. Under the Sarbanes-Oxley Act of 2002, all auditing services and non-audit services provided by an issuer’s independent auditor must be approved by the issuer’s audit committee prior to such services being rendered or be approved pursuant to pre-approval policies and procedures established by the issuer’s audit committee. The Company’s Audit & Compliance Committee approves each service prior to the engagement of the auditor for all audit and non-audit services. All of the services listed below were approved by the Audit & Compliance Committee prior to the service being rendered. There were no non-audit services described below that were not recognized as non-audit services at the time of engagement that were approved after the fact pursuant to the de mininus exception under the Sarbanes-Oxley Act of 2002.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the quarterly consolidated financial statements. The aggregate audit fees billed by the Company’s principal auditors for the years ended June 30, 2013 and 2012 were $345,055 and $340,864, respectively.

Audit-Related Fees. Audit-related fees consist principally of assurance and related services normally provided by the independent auditor in connection with statutory and regulatory filings. The aggregate audit related fees billed by the Company’s principal auditors for the years ended June 30, 2013 and 2012 were $48,544 and $47,500, respectively.

Tax Fees. The aggregate fees billed by the Company’s principal auditors for professional services rendered for tax compliance, tax advice and tax planning totaled $30,032 and $30,303 for the years ended June 30, 2013 and 2012, respectively. Tax-related services consisted of tax return preparation and consultation.

All Other Fees. The aggregate fees billed by the Company’s principal auditors for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” totaled $37,000 and $41,057 for fiscal years ended June 30, 2013 and 2012, respectively, for services rendered to comply with regulations related to interactive data reporting standards required by the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and to provide copies of those reports to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the outstanding common stock, other than Kearny MHC. Based solely on its review of these reports or representations from the reporting persons that no filings are due, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2013 fiscal year except for Mr. Mazur who did not timely report six transactions.  Such transactions were reported on a subsequently filed Form 5.

SHAREHOLDER COMMUNICATIONS TO THE BOARD
AND SHAREHOLDER PROPOSALS

The Board of Directors does not have a formal process for shareholders to send communications to the Board. In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.

In order to be considered for inclusion in the Company’s proxy materials for the 2014 annual meeting of shareholders, all shareholder proposals must be received at the Company’s executive office at 120 Passaic Avenue, Fairfield, New Jersey 07004 no later than May 24, 2014.

Under the Company’s Bylaws, any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Company at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting.

Unless unable to attend due to illness or other unforeseen circumstances, each member of the Board of Directors is present at annual meetings. Seven directors attended the 2012 Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2013 Annual Report to Shareholders, which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, is being made available to shareholders with this Proxy Statement.  Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein.

REVOCABLE PROXY
KEARNY FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 31, 2013
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints the Board of Directors of Kearny Financial Corp. (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey on October 31, 2013, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Mark here if you plan to attend the meeting ☐
Mark here for address change. ☐
________________________________________________________
________________________________________________________
________________________________________________________
IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 31, 2013.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
http://www.cfpproxy.com/5791

Comments: ________________________________________________________ ________________________________________________________ ________________________________________________________

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
	For	With- hold	For all except		For	Against	Abstain
1. The election as director of the nominees listed (except as marked to the contrary below):	☐	☐	☐	2. Ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.	☐	☐	☐

John J. Mazur, Jr. Matthew T. McClane John F. McGovern	The Board of Directors recommends a vote “FOR” each of the nominees and “FOR” proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below. _________________________________________

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE LISTED NOMINEES AND “FOR” PROPOSAL 2.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

Please be sure to date and sign this proxy card in the box below.	Date
Should the above shareholder be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The above shareholder acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Internet Availability of Proxy Materials that includes instructions on how to access the Company's Proxy Statement for the 2013 Annual Meeting and the 2013 Annual Report to Shareholders. Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Sign above	Co-holder (if any) sign above
Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

TO:           Participants in the Employee Stock Ownership Plan of Kearny Federal Savings Bank

Date:        September 30, 2013

As described in the enclosed materials, your voting instructions are being requested as a participant under the Kearny Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) in connection with an upcoming Annual Meeting of Shareholders of Kearny Financial Corp. (“Company”). The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors of Kearny Financial Corp.; and
2.	The ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.

Although the ESOP Trustees will vote all shares of Company stock held by the ESOP, you have the right to direct the ESOP Trustees how to vote the shares allocated to your ESOP account.  We hope you will take advantage of the opportunity to direct the manner in which shares of Company common stock allocated to your account under the ESOP will be voted.

Enclosed with this letter are a Proxy Statement, the Company’s Annual Report for the fiscal year ended June 30, 2013, and an ESOP Voting Instruction Form, which will permit you to vote the shares allocated to your ESOP account.  We encourage you to review all of the important information in the proxy materials before voting.  After you have reviewed these materials, we urge you to direct the ESOP Trustees how to vote your shares held pursuant to the ESOP by marking, dating and signing the enclosed ESOP Voting Instruction Form and returning it to the ESOP Trustees in the enclosed envelope.  Please return the signed Voting Instruction Form by October 25, 2013. The ESOP Trustees will certify the totals to the Company for the purpose of having those shares voted.

We urge each of you to vote as a means of participating in the governance of the affairs of the Company. The Company’s Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” proposal 2.  If your voting instructions for the ESOP are not received in a timely manner, the shares allocated to your account will be voted by the ESOP Trustees at the direction of the ESOP Committee of the Board.  While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.  Please take a moment to do so.

Please note the enclosed material relates only to those shares that have been allocated to your account under the ESOP.  You will receive other voting material for those shares owned by you individually and not under the ESOP.

Sincerely,

/s/ Craig L. Montanaro

Craig L. Montanaro
President and Chief Executive Officer

ESOP VOTING INSTRUCTION FORM
KEARNY FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 31, 2013

The undersigned hereby instructs the Trustees of the Kearny Federal Savings Bank Employee Stock Ownership Plan (“ESOP”) to vote, as designated below, all the shares of Common Stock of Kearny Financial Corp. (“Company”) allocated to the ESOP account of the undersigned as of September 6, 2013 at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey on October 31, 2013, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof.

Mark here if you plan to attend the meeting. ☐
Mark here for address change. ☐
_______________________________________________________
_______________________________________________________
_______________________________________________________

Comments: ________________________________________________________ ________________________________________________________ ________________________________________________________

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY OCTOBER 25, 2013

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	With- hold	For all except		For	Against	Abstain
1. The election as director of the nominees listed (except as marked to the contrary below):	☐	☐	☐	2. Ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.	☐	☐	☐

John J. Mazur, Jr. Matthew T. McClane John F. McGovern	The Company’s Board of Directors recommends a vote “FOR” each of the nominees for director listed in proposal 1 and “FOR” proposal 2.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below. ____________________________________

If your voting instructions for the shares allocated to your ESOP account are not received in a timely manner, your ESOP shares will be voted by the ESOP Trustees, subject to their fiduciary duty, as directed by the ESOP Committee consisting of the outside directors of the Company’s Board of Directors.

If any other business properly comes before the Annual Meeting, the shares allocated to your ESOP account will be voted by the ESOP Trustees as directed by the ESOP Committee, subject to their fiduciary duty.  At the present time, the Board of Directors is not aware of any other business to come before the Annual Meeting.

Please be sure to date and sign this form in the box below.	Date
The above participant acknowledges receipt from the Company, prior to the execution of this Voting Instruction Form, of Notice of the Annual Meeting, the Company’s Proxy Statement for the 2013 Annual Meeting and the 2013 Annual Report to Shareholders.

Sign above	Co-holder (if any) sign above
Please sign exactly as your name appears on this form. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

TO:           Participants in the Employees’ Savings and Profit Sharing Plan and Trust of Kearny Federal Savings Bank

Date:        September 30, 2013

As described in the enclosed materials, your voting instructions are being requested as a participant under the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”) in connection with an upcoming Annual Meeting of Shareholders of Kearny Financial Corp. (“Company”). The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of three directors of Kearny Financial Corp.; and
2.	The ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.

Although the 401(k) Plan Trustee will vote all shares of Company stock held under the 401(k) Plan, you have the right to direct the 401(k) Plan Trustee how to vote the shares allocated to your 401(k) Plan account.  We hope you will take advantage of the opportunity to direct the manner in which shares of Company common stock allocated to your account under the 401(k) Plan will be voted.

Enclosed with this letter are a Proxy Statement, the Company’s Annual Report for the fiscal year ended June 30, 2013, and a 401(k) Plan Voting Instruction Form, which will permit you to vote the shares allocated to your 401(k) Plan account.  We encourage you to review all of the important information in the proxy materials before voting.  After you have reviewed these materials, we urge you to direct the 401(k) Plan Trustee how to vote your shares held pursuant to the 401(k) Plan by marking, dating and signing the enclosed 401(k) Plan Voting Instruction Form and returning it to the 401(k) Plan Trustee in the enclosed envelope.  Please return the signed Voting Instruction Form by October 25, 2013. The 401(k) Plan Trustee will certify the totals to the Company for the purpose of having those shares voted.

We urge each of you to vote as a means of participating in the governance of the affairs of the Company. The Company’s Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” proposal 2.  If your voting instructions for the 401(k) Plan are not received in a timely manner, the shares allocated to your account will be voted by the 401(k) Plan Trustee at the direction of the Company’s Board of Directors, serving as the 401(k) Plan Administrator.  While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.  Please take a moment to do so.

Please note the enclosed material relates only to those shares that have been allocated to your account under the 401(k) Plan.  You will receive other voting material for those shares owned by you individually and not under the 401(k) Plan.

Sincerely,

/s/ Craig L. Montanaro

Craig L. Montanaro
President and Chief Executive Officer

401(k) VOTING INSTRUCTION FORM
KEARNY FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 31, 2013

The undersigned hereby instructs the Trustees of the Kearny Federal Savings Bank Employees' Savings and Profit Sharing Plan and Trust (“401(k) Plan”) to vote, as designated below, all the shares of Common Stock of Kearny Financial Corp. (“Company”) allocated to the 401(k) Plan account of the undersigned as of September 6, 2013 at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey on October 31, 2013, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof.

Mark here if you plan to attend the meeting. ☐
Mark here for address change. ☐
_______________________________________________________
_______________________________________________________
_______________________________________________________

Comments: ________________________________________________________ ________________________________________________________ ________________________________________________________

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY OCTOBER 25, 2013

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	With- hold	For all except		For	Against	Abstain
1. The election as director of the nominees listed (except as marked to the contrary below):	☐	☐	☐	2. Ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2014.	☐	☐	☐

John J. Mazur, Jr. Matthew T. McClane John F. McGovern	The Company’s Board of Directors recommends a vote “FOR” each of the nominees for director listed in proposal 1 and “FOR” proposal 2.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below. ____________________________________

If your voting instructions for the shares allocated to your 401(k) Plan account are not received in a timely manner, your shares will be voted by the 401(k) Plan Trustee, subject to its fiduciary duty, as directed by the Company's Board of Directors, serving as the 401(k) Plan Administrator.

If any other business properly comes before the Annual Meeting, the shares allocated to your 401(k) Plan account will be voted by the 401(k) Plan Trustee as directed by the Company's Board of Directors, serving as the 401(k) Plan Administrator, subject to its fiduciary duty.  At the present time, the Board of Directors is not aware of any other business to come before the Annual Meeting.

Please be sure to date and sign this form in the box below.	Date
The above participant acknowledges receipt from the Company, prior to the execution of this Voting Instruction Form, of Notice of the Annual Meeting, the Company’s Proxy Statement for the 2013 Annual Meeting and the 2013 Annual Report to Shareholders.

Sign above	Co-holder (if any) sign above
Please sign exactly as your name appears on this form. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.